    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1997
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           SILICON VALLEY GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         3559                        94-2264681
   (STATE OF INCORPORATION)     (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
                                       CLASSIFICATION             IDENTIFICATION NUMBER)
                                        CODE NUMBER)

                           101 METRO DRIVE, SUITE 400
                           SAN JOSE, CALIFORNIA 95110
                                 (408) 441-6700
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              RUSSELL G. WEINSTOCK
              VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                           SILICON VALLEY GROUP, INC.
                           101 METRO DRIVE, SUITE 400
                           SAN JOSE, CALIFORNIA 95110
                                 (408) 441-6700
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                    COPY TO:
                                 AARON J. ALTER
                               JEFFREY A. HERBST
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                                 PROPOSED MAXIMUM
                                                PROPOSED MAXIMUM    AGGREGATE
TITLE OF SECURITIES TO           AMOUNT TO BE    OFFERING PRICE      OFFERING        AMOUNT OF
BE REGISTERED                     REGISTERED      PER SHARE(1)       PRICE(1)     REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Common Stock $0.01 par
  value.......................  489,296 shares       $33.16        $16,225,055       $4,916.68
==================================================================================================

(1) Estimated solely for purposes of calculation of the registration fee, based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on October 7, 1997 in accordance with Rule 457 under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED OCTOBER 14, 1997

PROSPECTUS

                                 489,296 SHARES

                           SILICON VALLEY GROUP, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

     This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of Silicon Valley Group, Inc. (together with its consolidated subsidiaries, "SVG" or the "Company") offered from time to time by International Business Machines Corporation, a New York corporation (the "Selling Stockholder") for its benefit. The Common Stock to which this Prospectus relates was received by the Selling Stockholder pursuant to a Stock Purchase and Registration Rights Agreement between the Company and the Selling Stockholder. Such shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. It is anticipated that the Selling Stockholder will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale and in certain other ways as described in "Plan of Distribution." The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

     The Common Stock of the Company is traded on the Nasdaq National Market. On October 7, 1997, the closing price of the Company's Common Stock was $32.6875 (Nasdaq Symbol: SVGI).

     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

     The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October   , 1997.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Silicon Valley Group, Inc., 101 Metro Drive, Suite 400, San Jose, California 95110, Attn: Vice President, Finance and Chief Financial Officer. The Company's telephone number at that location is (408) 441-6700.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, and the principal holders of securities of the Company has been disclosed in the proxy statements distributed to shareholders of the Company and filed with the Commission. Reports, proxy statements and other information filed electronically by the Company with the Commission are available at the Commission's world wide web site at http://www.sec.gov.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed pursuant to Section 13 of the Exchange Act.

          (2) The Company's Quarterly Report on Form 10-Q for each of the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997, filed pursuant to Section 13 of the Exchange Act.

          (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 23, 1983.

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the dates of filing of such documents and reports. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     SVG designs, manufactures, markets and services semiconductor processing equipment used in the fabrication of integrated circuits. The fabrication of integrated circuits involves repeating a complex series of process steps to a semiconductor wafer. The three broad categories of wafer processing steps are deposition, photolithography and etching. SVG has three principal product groups which focus primarily on photolithography, photoresist processing and deposition for oxidation/diffusion and low pressure chemical vapor deposition ("LPCVD"). The Company's products incorporate proprietary technologies and unique processes, and focus on providing process and product technologies and productivity enhancements to its customers.

     The Company manufactures and markets its photolithography exposure products through its subsidiary, SVG Lithography Systems, Inc. ("SVGL"), its photoresist processing products through its PhotoProcess Division, formerly known as its Track Systems Division ("Track"), and its oxidation/diffusion and LPCVD products through its Thermco Systems Division ("Thermco").

     The Company was incorporated in California in 1973 and became a Delaware corporation in January 1987. The Company's principal executive offices are located at 101 Metro Drive, Suite 400, San Jose, California 95110, and its telephone number at that address is (408) 441-6700.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to certain risks and uncertainties, including those discussed below, that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Forward-looking statements are indicated by an asterisk (*) following the sentence in which such statement is made. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     Cyclical Nature of the Semiconductor Industry. The semiconductor industry into which SVG sells its products is highly cyclical and has, historically, experienced periodic downturns which have had a severe effect on the semiconductor industry's demand for semiconductor processing equipment. During the first quarter of calendar 1996 (SVG's second fiscal quarter), the growth rate of the worldwide semiconductor industry, measured in terms of its book-to-bill ratio, declined. From March 1996 through March 1997, SVG's quarterly customer order bookings (bookings) were substantially below first half fiscal 1996 levels and SVG experienced customer deferrals of scheduled equipment delivery dates and, to a lesser extent, customer order cancellations. Notwithstanding a significant increase in bookings during the third quarter of fiscal 1997, SVG believes that fiscal 1997 shipments will be lower than fiscal 1996 levels as a result of the lower bookings in the four preceding fiscal quarters.* Further, there can be no assurance that SVG will not again experience customer delivery deferrals, order cancellations or a prolonged period of customer orders at reduced levels, any or a combination of which would have an adverse effect on its operating results.*

     Prior downturns in the worldwide semiconductor industry have resulted in significant reductions in SVG's net sales, gross margin and net income. Moreover, SVG expects that its operations as a whole will continue to be dependent on the capital expenditures of semiconductor manufacturers, which in turn will be dependent on anticipated demand for integrated circuits and products utilizing integrated circuits.* Any prolonged weakness in demand experienced by the semiconductor industry is likely to have an adverse effect on SVG's business and results of operations.*

     Customer Concentration. SVG relies on a limited number of customers for a substantial percentage of its net sales. During fiscal 1996, SVG's two largest customers accounted for 41% of SVG's net sales, the largest representing 31% of the total. During the first nine months of fiscal 1997, a similar trend existed with two customers accounting for 56% of SVG's net sales, the largest representing 29% of the total. The loss of any significant customer, including but not limited to the two largest customers, delays in shipments due to rescheduling or reductions in orders by a significant customer, including reductions in orders due to market, economic or competitive conditions in the semiconductor industry, will adversely affect SVG's business and results of operations.* Further, SVG believes that, due in part to its customer base consisting primarily of manufacturers of logic devices, it may continue to rely on a limited number of major customers for a substantial percentage of its net sales.*

     Fluctuations in Quarterly Results. SVG has, at times during its existence, experienced quarterly fluctuations in its operating results. Due to the relatively small number of systems sold during each fiscal quarter and the relatively high revenue per system, customer order rescheduling or cancellations, or production or shipping delays can significantly affect quarterly revenues and profitability. SVG has experienced, and may again experience, quarters during which a substantial portion of SVG's net sales are realized near the end of the quarter.* Accordingly, shipments scheduled near the end of a quarter which are delayed for any reason can cause quarterly net sales to fall short of anticipated levels. Since most of SVG's expenses are fixed in the short term, such shortfalls in net sales could have a material adverse effect on SVG's business and results of operations.* SVG's operating results may also vary from quarter to quarter based upon numerous factors including the timing of new product introductions, product mix, level of sales, the relative proportion of domestic and international sales, activities of competitors, acquisitions, international events, and difficulties obtaining materials or components on a timely basis.* In light of these factors, SVG is likely to continue to experience variability in quarterly operating results.*

     Rapid Technological Change; Dependence on New Product
Development. Semiconductor manufacturing equipment and processes are subject to rapid technological change. SVG believes that its future success will depend in part upon its ability to continue to enhance its existing products and their process capabilities and to develop and manufacture new products with improved process capabilities that enable semiconductor manufacturers to fabricate semiconductors more efficiently.* Additionally, SVG is developing products capable of processing 300mm wafers to enable advanced semiconductor manufacturers to progress from the current 200mm wafer standard.* Failure to successfully introduce these or any other new products in a timely manner could result in the loss of competitive position and could reduce sales of existing products.* In addition, new product introductions could contribute to quarterly fluctuations in operating results as orders for new products commence and increase the potential for a decline in orders of existing products, particularly if new products are delayed.*

     From time-to-time, SVG has experienced delays in the introduction of its products and product enhancements due to technical, manufacturing and other difficulties and may experience similar delays in the future.* During fiscal 1996, SVG introduced a new Track product, the 200APS. Initial shipments of the 200APS were scheduled to commence during the second quarter of fiscal 1997, but have been delayed by approximately nine to twelve months.* Further, there can be no assurance that SVG will not experience manufacturing problems as a result of capacity constraints or ramping up production by upgrading or expanding existing operations.* These issues could result in product delivery delays and a subsequent loss of future sales.* Semiconductor manufacturers tend to select either a single supplier or a primary supplier for a certain type of equipment. SVG believes that prolonged delays in delivering initial quantities of newly developed products to multiple customers, whether due to the protracted release of product from engineering into manufacturing or due to manufacturing difficulties, could result in semiconductor manufacturers electing to install competitive equipment in their fabrication facilities and could preclude industry acceptance of SVG's products.* Therefore, the inability to effect the timely production of such products or any failure to achieve market acceptance could have a material adverse effect on SVG's business and results of operations.*

     Historically, the unit cost of SVG's products has been the highest when they are newly introduced into production and cost reductions have come over time through engineering improvements, economies of scale and improvements in the manufacturing process.* As a result, new products have, at times, had an unfavorable impact on SVG's gross margins and results of operations. There can be no assurance that the initial shipments of new products will not have an adverse effect on SVG's profitability or that SVG will be able to attain design improvements, manufacturing efficiencies or manufacturing process improvements over time.* Further, the potential unfavorable effect of newly introduced products on profitability can be exacerbated when there is intense price competition in the marketplace.*

     Intense Competition. The semiconductor equipment industry is intensely competitive. SVG faces substantial competition both in the United States and other countries. In addition to technology, one significant area of competition is cost of ownership, a formula which includes such data as initial price, system throughput and reliability and time to maintain or repair. Other competitive factors include familiarity with particular manufacturers' products, established relationships between suppliers and customers, product availability and technological differentiation. Many of SVG's competitors are Japanese corporations. With the strength of the U.S. Dollar in relation to the Japanese yen, SVG's ability to compete on the basis of price has been impaired.

     Importance of the Japanese and Pacific Rim Markets. SVG's customers are heavily concentrated in the United States and Europe. The Japanese and Pacific Rim markets (including fabrication plants located in other parts of the world which are operated by Japanese and Pacific Rim semiconductor manufacturers) represent a substantial portion of the overall market for semiconductor manufacturing equipment. Further, in many instances, Japanese and Pacific Rim semiconductor manufacturers fabricate devices such as DRAMs, with potentially different economic cycles than those affecting the sales of devices manufactured by the majority of SVG's U.S. and European customers. To date neither SVG's shipments into Japan nor into the Pacific Rim have been significant. SVG believes that it must substantially increase its share of these markets if it is to compete as an industry leader.* Failure to secure customers in these markets may limit the global market share available to SVG and may increase SVG's vulnerability to industry or geographic downturns.*

     In the past, several of SVG's larger customers have entered into joint ventures (JV) with European, Japanese or Pacific Rim semiconductor manufacturers. In such cases, SVG has encountered intense price competition from foreign competitors who are suppliers to the non-U.S. member of the JV. Further, in certain instances SVG has not secured the equipment order when the non-U.S. member has had the responsibility for selecting the equipment to be used by the JV in its U.S. operations. There can be no assurance that as SVG's customers form additional alliances, whether in the U.S. or in other parts of the world, that SVG will be successful in obtaining equipment orders or that it will be able to obtain orders with sufficient gross margin to assure a profitable transaction, either of which could have an adverse effect on SVG's results of operations.*

     In order to expand its market share in the Pacific Rim, SVG has been investing in the staffing and facilities necessary to sell, service and support customers, primarily in Korea, and intends to commence such investments in Taiwan.* Throughout the Pacific Rim, SVG will be competing with established equipment suppliers with significant market share and anticipates that it will encounter significant price competition as well as competition based on technological ability.* There can be no assurance that SVG's Pacific Rim operations will be profitable, even if it is successful in obtaining significant sales into this region.*

     SVG Lithography Systems, Inc. (SVGL) -- Uncertain Market for Micrascan Products. SVG believes that the photolithography exposure equipment market is one of the largest segments of the semiconductor processing equipment industry.* To address this market, SVG has invested and expects to continue to invest substantial resources in SVGL's Micrascan technology and its family of Micrascan deep ultraviolet (Deep UV) step and scan photolithography systems, capable of producing .25 micron line widths. The development of a market for SVG's Micrascan step and scan photolithography products will be highly dependent on the continued trend towards finer line widths in integrated circuits and the ability of stepper manufacturers to keep pace with this trend through either enhanced technologies or improved processes. Stepper manufacturers have been successful in extending the capability of I-Line steppers and they have been utilized in the fabrication of complex semiconductor devices with line widths of less than 0.5 micron, such as 64 megabit dynamic random access memories ("DRAMs"). SVG believes Deep UV lithography will be required to fabricate devices with line widths below 0.3 micron.* Semiconductor manufacturers can purchase Deep UV steppers to produce product at .25 micron line widths. However, SVG believes that as devices increase in complexity and size and require finer line widths, the technical advantages of Deep UV step and scan systems as compared to steppers will enable semiconductor manufacturers to achieve finer line widths, higher yields and critical dimension control.* SVG also believes that the transition to Deep UV step-and-scan systems will accelerate in calendar 1998 and that advanced semiconductor manufacturers are beginning to require volume quantities of production equipment as advanced as the current and pending versions of Micrascan.* Currently, competitive Deep UV step and scan equipment capable of producing .25 micron line widths is available from two competitors, and SVG believes that at least one other manufacturer of advanced photolithography systems will begin shipping step and scan machines in the near future.* There can be no assurance that SVG will be successful in competing with such systems.* Further, if manufacturers of I-Line or Deep UV steppers are able to further enhance existing technology to achieve finer line widths sufficiently to erode the competitive and technological advantages of Deep UV step and scan systems, demand for the Micrascan technology may not develop as SVG expects.*

     SVG believes that advanced logic devices and DRAMs will require increasingly finer line widths and that it is critical for SVGL to maintain technological leadership.* Consequently, it must continue to develop advanced technology equipment capable of meeting its customers' current and future requirements while offering those customers a progressively lower cost of ownership.* In particular, SVG believes that it must continue its development of future systems capable of printing line widths finer than .25 micron.*

     SVGL -- Need to Increase Manufacturing Capacity and System Output. SVG believes that its ability to supply systems in volume will be a major factor in customer decisions to commit to the Micrascan technology.* Based upon its forecast of continued high growth for photolithography equipment and potential future demand for advanced lithography products, SVG is increasing SVGL'S production capacity under an extremely aggressive expansion schedule. As part of this expansion, SVG purchased from The Perkin-Elmer Corporation a 248,000 square foot facility occupied by SVGL in Wilton, Connecticut and an additional 201,000 square foot building, which SVGL now occupies, in Ridgefield, Connecticut. During fiscal 1997, SVG has invested in significant further capital improvements related to the buildings purchased and the equipment required to expand the production capabilities of SVGL.* In addition to the timely construction and equipping of facilities, successful completion of this expansion will require the recruitment, training and retention of a high quality workforce, and the achievement of satisfactory manufacturing results on a scale greater than SVGL has attempted in the past. There can be no assurance SVG can manage these efforts successfully, which could result in product delivery delays and a subsequent loss of future revenues. In particular, SVG believes that protracted delays in delivering initial quantities of Micrascan products could result in semiconductor manufacturers electing to install competitive equipment in their advanced fabrication facilities, which could impede acceptance of the Micrascan products on an industry-wide basis. In addition, SVG's operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if net sales do not increase commensurately.

     The time required to build a Micrascan system is significant. If SVGL is to be successful in supplying increased quantities of Micrascan systems, it will not only need to be able to build more systems, it will need to build them faster.* SVGL will require additional trained personnel and additional raw materials and components, as well as improved manufacturing and testing techniques to both facilitate volume and shorten manufacturing cycle time.* To that end, SVGL is continuing to develop its vendor supply infrastructure, increase its staffing levels and implement manufacturing improvements to meet anticipated 1998 and beyond shipment volumes.* Additionally, SVG must increase its field service and technical support organization staffing and infrastructure to support the anticipated customer requirements. There can be no assurance that SVG will not experience manufacturing difficulties or encounter problems in its attempt to increase production and upgrade or expand existing operations.

     One of the most critical components of the Micrascan systems are the projection optics, which are primarily manufactured by SVGL. As part of its overall investment in capacity, SVG is increasing SVGL's optical manufacturing floorspace and procuring metrology equipment and test stands. SVG believes that in order for SVGL to attain it goals, it must be successfully reduce the cycle times required to build projection optics and increase the optical manufacturing output.*

     SVG believes that protracted delays in delivering quantities of both current and future generations of Micrascan products to multiple customers could result in semiconductor manufacturers electing to install competitive equipment in their advanced fabrication facilities, which could preclude industry acceptance of the Micrascan technology and products.* In addition, SVG's operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity and field service and technical support activities if net sales do not increase commensurately.*

     SVGL -- Sole Source Materials and Components. The raw material for a proprietary component of the optical system for the Micrascan is available from only one supplier and SVGL's projected demand will require that supplier to expand its capacity. The supplier has committed to expand its capacity to meet SVGL's projected requirements in exchange for a long-term, non-cancelable supply agreement. The agreement specifies quantities of material that increase over time and the supplier is obligated to create and store certain defined quantities of safety stock. Additionally, a version of SVG's Micrascan III photolithography system utilizes an Excimer laser manufactured in volume by only one supplier. There can be no assurance that either supplier will be able to supply the quantities of material required by SVGL. If either supplier was unable to meet its commitments, SVGL would be unable to manufacture the quantity of systems required to meet the anticipated future demand, which would have a material adverse effect on SVG's business and results of operations.

     SVGL -- Research and Development Funding. Historically, SVG has depended on external funding to assist in the high cost of development in its photolithography operation. During fiscal 1996, SVG entered into agreements with certain customers (the Participants) whereby each agreed to assist in funding SVG's development of an advanced technology 193 nanometer Micrascan system. In exchange for such funding, each Participant received the right to purchase one such system and, in addition, received a right of first refusal (ratable among such Participants) to all such machines manufactured during the first two years following the initial system shipments. For each initial system ordered, each Participant agreed to fund $5,000,000 in such development costs. The agreements call for each Participant to pay $1,000,000 of initial development funding and four subsequent payments of $1,000,000 upon the completion of certain development milestones. The Participants may withdraw from the development program without penalty, but payments made against completed development milestones are not refundable and all preferential rights to future equipment are forfeited. At June 30, 1997, SVG had received $13,000,000 in funding from six Participants, of which $5,098,000 had been recognized and offset against research and development expenditures. In March 1997, one participant withdrew from the program. There can be no assurances that the other Participants will remain in the program.* In the event that SVG does not receive the funding anticipated under the agreements, it would be required to replace the shortfall from its own funds or other sources. If SVG were required to use its own funds, its research and development expenses would increase and its operating income would be reduced correspondingly. The agreements with the Participants stipulate that if SVG receives funding for the development program in excess of $25,000,000, it will issue, ratably to the Participants, credits totaling such excess in the form of a cash discount which can be applied to the purchase of additional systems by each Participant. There is no assurance that SVG will receive all funding which it currently anticipates or that it will be able to obtain future outside funding beyond that which it is currently receiving.

     SVGL -- Market Penetration. SVG believes that for SVGL to succeed in the long term, it must sell its Micrascan products on a global basis. The Japanese market (including fabrication plants operated outside Japan by Japanese semiconductor manufacturers) and the Korean market represent a substantial portion of the overall market for photolithography exposure equipment. To date, SVG has not been successful penetrating either of these markets.

     SVGL -- Future Profitability. While the recent volume of orders for Micrascan systems has been relatively consistent and encouraging, they are not necessarily indicative of industry-wide acceptance of the Micrascan technology. If SVGL is to attain its objective of being a volume supplier of advanced photolithography systems, SVG believes that it must expand its customer base to include additional customers from whom it secures and successfully fulfills orders for production-quantities of Micrascan systems.* Although SVGL is profitable, SVG believes that as a result of costs associated with the continued development of the Micrascan technology, the expansion of SVGL's manufacturing capacity, the related increase in manpower and customer support, and the potential difficulties inherent in manufacturing initial quantities of the .25 micron and sub-.25 micron Micrascan systems, in particular the projection optics required for these systems, there can be no assurance that SVGL will be able to operate profitably in the future.*

     Raw Materials. Most raw materials and components not produced by SVG are available from more than one supplier. However, certain raw materials, components and subassemblies are obtained from single sources or a limited group of suppliers. Although SVG seeks to reduce its dependence on these sole and limited source suppliers and SVG has not experienced significant production delays due to unavailability or delay in procurement of component parts or raw materials to date, disruption or termination of certain of these sources could occur and such disruptions could have at least a temporary adverse effect on SVG's business and results of operations. Moreover, a prolonged inability to obtain certain components could have a material adverse effect on SVG's business and results of operations and could result in damage to customer relationships. (See "SVGL - Sole Source Materials and Components".)

     Patents and Licenses. As is typical in the semiconductor equipment industry, SVG has from time to time received, and may in the future receive, communications from third parties asserting patents or copyrights on certain of SVG's products and technologies. At least one of SVG's customers has put SVG on notice that it has received a notice of infringement from Jerome H. Lemelson, alleging that equipment used in the manufacture of electronic devices infringes patents issued to Mr. Lemelson relating to "machine vision" or "barcode reader" technologies. The customer has put SVG on notice it intends to seek indemnification from SVG for any damages and expenses resulting from this matter if found liable or if the customer settles the claim. Although SVG has not received any recent communications on this subject, it cannot predict the outcome of this or any similar claim or its effect upon SVG, and there can be no assurance that any such litigation or claim would not have a material adverse effect upon SVG's financial condition or results of operations.

     Environmental Regulation. To date, SVG has not encountered significant issues regarding the discharge of material into the environment or otherwise relating to the protection of the environment and therefore has not been required to spend significant amounts for capital or non-capital expenditures in order to comply with laws and regulations pertaining thereto. In August 1996, SVG purchased from The Perkin-Elmer Corporation ("Perkin-Elmer"), approximately 50 acres of land and a 201,000 square foot building thereon (the "Property"). At the time SVG purchased the Property, it was aware that certain groundwater and soil contamination was present and that the Property was subject to a clean-up order being performed by Perkin-Elmer under the jurisdiction of the Connecticut Department of Environmental Protection. Agreements between SVG and Perkin-Elmer provide that Perkin-Elmer has sole responsibility for all obligations or liabilities related to the clean-up order. While SVG believes that it has been adequately indemnified, if for some reason Perkin-Elmer was unable to comply or did not comply with the clean-up order, SVG could be required to do so.

     Employees. SVG's future success is dependent upon its ability to attract and retain qualified management, technical, sales and support personnel for its operations. In particular, SVGL's growth is very dependent on SVG's ability to attract and retain key skilled employees, particularly those related to the optical segment of its business. The competition for such personnel is intense. Some key positions in SVG are held by persons who have only recently been appointed to such positions. SVG's growth has increased its dependence on key management personnel. The loss of certain key people, the failure of key persons to perform in their current positions or SVG's inability to attract and retain new key employees could materially adversely affect SVG's performance.

                              SELLING STOCKHOLDER

     The Selling Stockholder received the shares offered by this Prospectus pursuant to a Stock Purchase and Registration Rights Agreement between the Company and the Selling Stockholder. All of the shares of Common Stock held by the Selling Stockholder may be sold pursuant to this Prospectus. The Selling Stockholder holds no shares of Common Stock of the Company other than those offered pursuant to this Prospectus.

                              PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Stockholder that it or its pledgees, donees, transferees or other successors in interest intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. Such persons may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholder and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholder. Broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the Selling Stockholder that Regulation M promulgated under the Exchange Act may apply to its sales in the market, has furnished the Selling Stockholder with a copy of this regulation and has informed it of the need for delivery of copies of this Prospectus. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act.

     Any shares of Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Stockholder will sell any or all of the shares of Common Stock offered by it hereunder.

                                 LEGAL MATTERS

     Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, counsel to the Company, will render an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and non-assessable.

                                    EXPERTS

     The consolidated financial statements of SVG at September 30, 1995 and 1996 and the related financial statement schedule, and for each of the three years in the period ended September 30, 1996, incorporated by reference in this Registration Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference in the Registration Statement/Prospectus, and are incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           SILICON VALLEY GROUP, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

            Registration Statement -- Securities and Exchange
              Commission...............................................  $ 4,917
            Nasdaq Stock Market Listing Fee............................  $ 9,786
            Accountant's fees..........................................  $ 7,500
            Legal fees.................................................  $ 7,500
            Miscellaneous..............................................  $ 2,000
                                                                         -------
                      Total............................................  $31,703
                                                                         =======

---------------

- Represents expenses relating to the distribution by the Selling Stockholder pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Stockholder.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has adopted provisions in its Certificate of Incorporation that limit the liability of its directors and enable the Company to broaden the indemnification provided to its directors and officers. As permitted by the Delaware General Corporation Law, directors will not be liable for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability of a director to the Company or its shareholders for (i) breaches of the director's duty of loyalty,
(ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the maximum extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The Indemnification Agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     The Company understands that the staff of the Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws. The Company is not aware of any material threatened or ongoing litigation or proceeding which may result in a claim for such indemnification.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER
------
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1       Consent of Deloitte & Touche LLP, independent auditors
23.2       Consent of Wilson Sonsini Goodrich & Rosati, P.C. (Included in Exhibit 5.1)
24.1       Power of Attorney (see page II-3)

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 14th day of October, 1997.

                                          SILICON VALLEY GROUP, INC.

                                          By:   /s/ RUSSELL G. WEINSTOCK

                                            ------------------------------------
                                                    Russell G. Weinstock
                                                Vice President, Finance and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell G. Weinstock, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

                    SIGNATURE                                 TITLE                     DATE
-------------------------------------------------  ----------------------------  ------------------

           /s/ PAPKEN S. DER TOROSSIAN             Chairman of the Board and       October 14, 1997
-------------------------------------------------  Chief Executive Officer
            (Papken S. Der Torossian)

            /s/ RUSSELL G. WEINSTOCK               Vice President, Finance and     October 14, 1997
-------------------------------------------------  Chief Financial Officer
             (Russell G. Weinstock)

            /s/ WILLIAM A. HIGHTOWER               Director                        October 14, 1997
-------------------------------------------------
             (William A. Hightower)

                 /s/ NAM P. SUH                    Director                        October 14, 1997
-------------------------------------------------
                  (Nam P. Suh)

              /s/ WILLIAM L. MARTIN                Director                        October 14, 1997
-------------------------------------------------
               (William L. Martin)

             /s/ LAWRENCE TOMLINSON                Director                        October 14, 1997
-------------------------------------------------
              (Lawrence Tomlinson)

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                     DESCRIPTION                                    PAGE
------   -------------------------------------------------------------------------------  ----
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, P.C...............................
 23.1    Consent of Deloitte & Touche LLP, independent auditors.........................
 23.2    Consent of Wilson Sonsini Goodrich & Rosati, P.C. (Included in Exhibit 5.1)....